Exhibit 99.1

News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Applied Nanotech Holdings, Inc.	781.378.2000
248.391.0612	wjs_ptnrs@msn.com
dbaker@appliednanotech.net

APPLIED NANOTECH HOLDINGS, INC. CONTINUES RESEARCH AGREEMENT
 WITH LEADING INDUSTRIAL CHEMICAL PRODUCTS COMPANY

Austin, Texas, September 29, 2008 – Applied Nanotech Holdings, Inc. (OTC BB: APNT) today announced that upon successful conclusion of the second phase of its research project with a leading industrial chemical products company in Japan, it has entered into a continuation of its research and development partnership agreement to develop technical inks.

Technical inks are inks that can be deposited using additive processes such as printing - in particular inkjet and screen printing. The target markets for technical inks are printed circuit boards, flexible electronics, photovoltaics, displays, communications instrumentation, and RFIDs. This extended project, which began in October 2006, is located at ANI’s facilities in Austin, Texas. ANI is providing a team of researchers, laboratory space, equipment and the necessary installations. Funding has increased with each new phase and during the next twelve months, ANI will receive a minimum of $700,000 in funding. This funding is included in the new contracts referred to in the press release of September 25, 2008.

The next phase of the project will focus on transferring the developed technology to volume manufacturing by working closely with potential large users of the inkjetted copper inks.

“During our work on this project,  we have identified specific metallic conductive inks, improved the stability of our metallic inks, fine tuned alternative processing methods, made substantial  progress in developing a reliable supply chain for nanoparticles, and developed relationships with equipment manufactures,” said Dr. Zvi Yaniv, CEO of Applied Nanotech, Inc.

”We have made outstanding progress in the area of technical inks,” said Tom Bijou, Chairman and Chief Executive Officer of Applied Nanotech Holdings, Inc. “This is an ever expanding area of opportunity for us that we expect to lead to a license agreement and other strategic agreements in the near future.”

ABOUT APPLIED NANOTECH HOLDINGS, INC.

Applied Nanotech Holdings, Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the fields of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. It also possesses investments related to electronic digitized sign technology. ANI has over 250 patents or patents pending. Its business model is to license its technology to partners that will manufacture and distribute products using the technology. ANI’s website is www.appliednanotech.net.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2007, and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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